Exhibit 23.3

To：  Canaan Inc.

The People’s Republic of China

Re:	Consent of People’s Republic of China Counsel

April 23, 2021

Dear Sirs,

We consent to the reference to our firm under the headings “ENFORCEABILITY OF CIVIL LIABILITIES” and “LEGAL MATTERS” in the Registration Statement on Form F-3, including the prospectus and all amendments or supplements thereto, of Canaan Inc. to be filed with the Securities and Exchange Commission in the month of April 2021. In giving this consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

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Yours sincerely,

/s/ Commerce & Finance Law Offices
Commerce & Finance Law Offices